Exhibit 5.1

April 20, 2001

interWAVE Communications International, Ltd.
312 Constitution Drive
Menlo Park, CA 94025

  Re: Registration Statement on Form S-8

Ladies and Gentlemen:

    We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about April 20, 2001 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of recently authorized shares to be issued under the 1999 Option Plan (as to 1,869,958 shares) and the 1999 Employee Share Purchase Plan (as to 200,000 shares) (collectively, the "Plans" and the "Shares" as appropriate). As special legal counsel to the Company in connection with the registration of the Shares pursuant to the Plans, we have made such enquiries as we deemed necessary for the purposes of this opinion.

    It is our opinion that the Shares, when issued and sold in the manner described in the Plans and pursuant to the agreement that accompanies each grant under the Plans, will be legally and validly issued, fully-paid and not subject to future calls.

    We consent to the use of this opinion as an exhibit to said Registration Statement and further consent to the use of our name wherever appearing in said Registration Statement.

Yours faithfully,
/s/ CONYERS DILL & PEARMAN CONYERS DILL & PEARMAN